DENNY’S CORPORATION RELEASES PRELIMINARY FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2015

- Achieves Highest Annual Domestic System-Wide Same-Store Sales in Over a Decade -
- Tightens Full Year 2015 Financial Guidance for Adjusted EBITDA* and Free Cash Flow* -

SPARTANBURG, S.C., January 11, 2016 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported preliminary results for domestic same-store sales and restaurant openings and closings for its fourth quarter and full year ended December 30, 2015.

Denny’s fourth quarter domestic system-wide same-store sales grew 2.9%, comprised of a 2.8% increase at domestic franchised restaurants and 3.5% growth at company restaurants. On a two-year basis, this represents 9.3% growth at company restaurants and 7.4% growth at domestic franchised restaurants. In addition to growing system-wide same-store sales in 18 of the past 19 quarters, Denny’s has achieved its fifth consecutive year of positive system-wide same-store sales and highest annual system-wide same-store sales growth in over a decade.

John Miller, President and Chief Executive Officer, stated, “2015 was another great year for the Denny’s brand. Our brand revitalization strategies, which focus on enhancing Denny’s food, service and atmosphere, helped achieve the strongest same-store sales growth in over a decade, including growing same-store traffic at company and franchised restaurants. We now have 32% of the system reflecting the successful remodeling program in the Heritage image. Going forward, we remain focused on continuing the transformation of the Denny’s brand. This will be achieved by consistently growing same-store sales, expanding our global reach and an increasing royalty rate, supported by further investments to grow and strengthen the Denny’s brand and returning cash to shareholders through our ongoing share repurchase program.”

In the fourth quarter 2015, Denny’s opened 14 system restaurants, including three company restaurants in partnership with Kwik TripTM convenience stores and three international franchised locations. For the full year 2015, Denny’s opened 45 restaurants, including eight international locations, bringing the total restaurant count to 1,710. This is the seventh consecutive year of positive net system growth for the brand. We completed 232 remodels in 2015, including 51 at our company restaurants.

Based on preliminary results, Denny’s is tightening its full year 2015 guidance expectations for Adjusted EBITDA* and Free Cash Flow* to be at the high end of the guidance ranges provided with the Company’s Third Quarter 2015 results announced on November 3, 2015. Denny’s expects to release financial and operating results for its fourth quarter and full year ended December 30, 2015 along with detailed annual guidance for 2016 after the market closes on Wednesday, February 17, 2016.

Preliminary Results	Quarter Ended 12/30/15	Year Ended 12/30/15

Domestic Same-Store Sales
System-wide Restaurants	2.9%	5.8%
Franchised Restaurants	2.8%	5.7%
Company Restaurants	3.5%	6.5%

Restaurants Opened**	14	45
Franchised & Licensed	11	42
Company	3	3

Restaurants Closed**	4	37
Franchised & Licensed	4	35
Company	0	2

*	Please refer to the tables in the Third Quarter 2015 Earnings Release dated November 3, 2015 for non-GAAP financial reconciliations of net income to Adjusted EBITDA and Free Cash Flow.

**	Excludes three franchised restaurants acquired by the Company and one company restaurants acquired by a franchisee.

Upcoming Investor Conference Presentation

Denny’s will be participating in the 18th Annual ICR Conference taking place at the JW Marriott Grande Lakes in Orlando, Florida. Denny’s presentation will take place on Tuesday, January 12, 2016, at 3:00 p.m Eastern Time. Investors and interested parties may listen to a live audio webcast of the presentation which will be available online in the Investor Relations section of Denny's website at investor.dennys.com with a replay of the event webcast available following the live event. Investors and interested parties may access a copy of the presentation in the Events and Presentations section of Denny's website at investor.dennys.com.

About Denny’s Corporation

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of December 30, 2015, Denny’s had 1,710 franchised, licensed, and company restaurants around the world with combined sales of $2.7 billion including 111 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic, El Salvador, Chile, New Zealand and the United Arab Emirates, and 164 company operated restaurants in the United States. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives; advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Kristina Jorge, ICR
646-277-1226